EXHIBIT 99.1 NEWS RELEASE

For Immediate Release

NCO PORTFOLIO ANNOUNCES THIRD QUARTER RESULTS
WITH NET INCOME OF $0.14 PER SHARE AND AFFIRMS FOURTH QUARTER GUIDANCE

BALTIMORE, MD, November 4, 2003 – NCO Portfolio Management, Inc. (“NCPM”)(Nasdaq: NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that, during the third quarter of 2003, it achieved net income of $0.14 per share, on a diluted basis.

Total collections on purchased accounts receivable for the third quarter of 2003 were $36.7 million, an increase of $7.3 million, or 24.9%, from $29.4 million in the third quarter a year ago. Revenue in the third quarter of 2003 increased $2.5 million, or 15.4%, to $18.8 million from $16.3 million the previous year. Income from operations was $5.1 million for the third quarter of 2003, a decrease of $0.8 million, or 13.1%, from $5.9 million a year ago. During the third quarter of 2003, net income was $1.9 million, or $0.14 per share, on a diluted basis, compared to net income of $2.4 million, or $0.18 per share, on a diluted basis, from the third quarter in the previous year.

Operating expenses were $13.7 million and $10.5 million in the third quarter of 2003 and 2002, respectively. Included in operating expenses for the third quarter of 2003 and 2002 was $12.3 million and $8.9 million of servicing fees, respectively, paid for collection activities, including contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the third quarter of 2003 and 2002 were 34% and 30%, respectively. All of the servicing fees for the third quarter of 2003 and 2002 were paid to NCO Group, Inc. (“NCOG”)(Nasdaq: NCOG). NCOG owns approximately 63.3% of our outstanding common stock.

While total overall collections for the quarter ended September 30, 2003, matched a record high for quarterly collections, several portfolios acquired over two years ago incurred collection shortfalls that resulted in reductions in expected future collections. Some of these shortfalls were significant enough to create impairments, as the current expected future collections fell below the current carrying values on these portfolios. These impairments are despite normal, ongoing adjustments to projected collections from the time of acquisition forward. The impairments recorded during the third quarter of 2003 and 2002 were approximately $226,000 and $398,000, respectively, which represented 0.2% and 0.3%, of the carrying value of total purchased accounts receivable as of September 30, 2003 and 2002, respectively. The combined carrying values of all impaired portfolios as of September 30, 2003 and 2002, totaled $8.6 million, or 6.2%, and $6.5 million, or 4.5%, respectively, of total purchased accounts receivable.

The Company affirms its previous guidance for the fourth quarter of $0.05 to $0.10 per diluted share.

The Company also announced that it will host an investor conference call on Wednesday, November 5, 2003, at 10:00 a.m., ET, to address the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 374-2400 (domestic callers) or (706) 679-8517 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 3709131.

For further information:

At NCO Portfolio Management, Inc.
Michael J. Barrist,
Chairman and CEO
(215) 441-3000
Richard J. Palmer,
SVP, Finance and CFO
(443) 263-3181
email: rick.palmer@ncogroup.com

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Certain statements in this press release, including, without limitation, statements as to NCO Portfolio’s or management’s outlook as to financial results in 2003 and beyond; statements as to the effects of the economy on NCO Portfolio’s business; statements as to NCO Portfolio’s or management’s beliefs, expectations or opinions; and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned result. NCPM disclaims any intent or obligation to update forward-looking statements contained in this press release. In addition to the factors discussed above, certain other factors, including without limitation, risks related to the current economic condition in the United States, threats of war or future terrorist attacks, risks related to growth and future accounts receivable purchases, risks related to the company’s debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to competition, risks related to the ability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of NCPM’s senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG’s ownership control of the company, risks related to the dependency on NCOG for its collections, risks related to the dependency on NCOG’s telecommunications and computer systems, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 13, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained electronically from the Company’s website, www.ncogroup.com, or, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, MD 21230.

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NCO Portfolio Management, Inc.
Unaudited Selected Financial Data
(in thousands, except per share amounts)

Statements of Income:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2003	2002	2003

Revenue	$16,338	$18,849	$46,716	$55,167

Operating costs and expenses:
Payroll and related expenses	328	243	1,431	1,286
Servicing fee expenses	8,932	12,348	25,296	36,233
Selling, general and administrative expenses	715	830	2,087	2,526
Amortization expense	78	85	228	298
Impairment of purchased accounts receivable	398	226	1,596	1,148

	10,451	13,732	30,638	41,491

	5,887	5,117	16,078	13,676
Other income (expense):
Interest and investment income	135	722	569	1,712
Interest expense	(2,143)	(2,679)	(5,762)	(8,120)

	(2,008)	(1,957)	(5,193)	(6,408)

Income before income tax expense	3,879	3,160	10,885	7,268

Income tax expense	1,455	1,160	4,083	2,649

Income from operations before minority interest	2,424	2,000	6,802	4,619

Minority interest	—	(68)	—	(204)

Net income	$2,424	$ 1,932	$6,802	$4,415

Net income per share:
Basic	$0.18	$0.14	$0.50	$0.33

Diluted	$0.18	$0.14	$0.50	$0.33

Weighted average shares outstanding:
Basic	13,576	13,576	13,576	13,576
Diluted	13,576	13,576	13,577	13,576

Selected Balance Sheet Information:
	As of December 31,	As of September 30,
	2002	2003

Cash and cash equivalents	$6,388	$8,101
Purchased accounts receivable	148,968	138,743
Total assets	167,797	160,683

Notes payable	56,095	52,126
Note payable – affiliate	36,880	25,000
Shareholders’ equity	66,637	71,079

Other Selected Financial Information:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2003	2002	2003

Collections	$29,412	$36,731	$83,064	$109,083

Revenue from purchased accounts receivable	$16,338	$18,825	$46,716	$54,911

Revenue as a percentage of collections	56%	51%	56%	50%

Amortization of purchased accounts receivable	$13,074	$17,906	$36,348	$54,172

Amortization as a percentage of collections	44%	49%	44%	50%

Servicing fee expenses	$8,932	$12,348	$25,296	$36,233

Servicing fee expenses as a percentage of collections	30%	34%	30%	33%

Certain amounts as of December 31, 2002, and for the three and nine months ended September 30, 2002, have been reclassified to conform with 2003 presentation for comparative purposes.

Included in collections for the nine months ended September 30, 2003, are $1.5 million and $0.9 million in proceeds from resales and sales of accounts, respectively.